Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ACQUIRES POWERVAR
—Leading Provider of Power Management and Uninterruptible Power Systems—

Berwyn, PA, December 4, 2013 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Powervar, a leading provider of power management systems and uninterruptible power supply (UPS) systems, for approximately $128 million. Headquartered in Waukegan, IL, the privately held company has annual sales of approximately $70 million.

Powervar provides highly engineered and customized products designed to deliver reliable, high-quality power to critical applications. It offers an industry-leading product line and a broad range of UL and IEC certified products. Its transformer-based power conditioners and UPS systems serve a wide range of end markets, including medical, life sciences, industrial, retail and telecommunications. Its products feature a unique isolation transformer technology that is key to providing quality power and protection.

“Powervar is an excellent addition to our power systems and instruments business. Its strong presence in medical and life sciences provides our power businesses with excellent new growth opportunities in these attractive market segments. Its products are highly complementary to our existing power quality and UPS systems. In addition, Powervar provides world-class applications expertise, considerable new product development capability, and best-in-class product quality,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Powervar has its manufacturing operations in Waukegan, IL and sales and service offices in Canada, Germany, Mexico and the United Kingdom. It joins AMETEK as part of its Electronic Instruments Group (EIG) — a recognized leader in advanced monitoring, testing, calibrating, and display instruments with 2012 sales of $1.9 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK ACQUIRES POWERVAR

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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